UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

F45 Training Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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F45 Training Holdings Inc.

3601 South Congress Avenue, Building E

Austin, Texas 78704

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: June 13, 2022

Time: 5:00 p.m. Central Time

Location: www.virtualshareholdermeeting.com/F452022

To Our Stockholders:

We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders of F45 Training Holdings Inc. (“F45” or the “Company”) on June 13, 2022 at 5:00 p.m. Central Time, online via live audio webcast by visiting www.virtualshareholdermeeting.com/F452022 (the “Annual Meeting”) for the following purposes:

1.

To elect the four director nominees named in this proxy statement to serve as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.	Transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to hold the Annual Meeting virtually. We believe that this is the right choice for F45 as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications and, given the ongoing pandemic, ensures the health and safety of participants by allowing them to participate from any location at no additional cost. Stockholders of record as of the close of business on April 18, 2022 are entitled to notice of, and, to vote at, the Annual Meeting, or any adjournment or postponement thereof.

As permitted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, and our Annual Report on Form 10-K for the fiscal year ended December

31, 2021 (the “Annual Report”) and a form of proxy card or voting instruction card (together, the “proxy materials”). This distribution process is more resource- and cost-efficient. The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials. If you elect to receive a paper copy, our proxy materials will be mailed to you. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about May 2, 2022.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/F452022. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/F452022. You will also be able to vote your shares electronically at the Annual Meeting by visiting proxyvote.com and clicking the appropriate link from the Annual Meeting platform. A list of stockholders of record will be available online during the Annual Meeting, which stockholders will be able to view by referring to the Annual Meeting platform. In addition, during the ten days prior to the Annual Meeting, a list of stockholders of record will also be available at our principal executive offices located at 3601 South Congress Avenue, Building E, Austin, Texas 78704. If, as a result of the COVID-19 pandemic, our offices are not generally open to access by the public during the ten days prior to the Annual Meeting, stockholders may request to review a list of stockholders of record as of April 18, 2022, the record date for the Annual Meeting, for any purpose germane to the Annual Meeting by contacting Investor Relations at F45IR@ICRINC.COM.

To attend the Annual Meeting, vote, submit questions or view the list of registered stockholders during the Annual Meeting, you must first register for the Annual Meeting in advance by visiting www.virtualshareholdermeeting.com/F452022. Upon completing your registration, you will receive a confirmation email, which will include additional information about virtually attending the Annual Meeting. For additional details, see “ —How can I attend, participate in and vote at the Annual Meeting online?” in the “Questions and Answers” section below. This proxy statement provides detailed information about the Annual Meeting. We encourage you to read this proxy statement carefully and in its entirety. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 4:45 p.m. Central Time on June 13, 2022. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call the phone number you will receive as part of your confirmation email for assistance.

Your vote is important. Regardless of whether you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend our virtual Annual Meeting online.

By Order of the Board of Directors,

/s/ Patrick Grosso

Patrick Grosso

Chief Legal Officer

Austin, TX

May 2, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2022

The notice, the proxy statement and the Company’s Annual Report are available at ir.f45training.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2021 carefully before voting.

MEETING INFORMATION

Date:	Monday, June 13, 2022
Time:	5:00 p.m. Central Time
Virtual Meeting:	www.virtualshareholdermeeting.com/F452022
Record Date:	April 18, 2022

HOW TO VOTE

Your vote is important. You may vote your shares in advance of the Annual Meeting via the Internet, by telephone or by mail, or during the meeting by attending and voting electronically. Please refer to the section “How can I attend, participate in and vote at the Annual Meeting online?” on page 50 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote electronically during the Annual Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL
To vote before the meeting, visit www.proxyvote.com. To vote at the meeting, visit www.proxyvote.com. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, dial toll-free (1-800-690-6903) or the telephone number on your voting instruction form. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.

We first began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials, and made our proxy materials available, on or about May 2, 2022.

PROPOSALS

PROPOSAL #1 Directors

To elect the four director nominees named in the proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1).

✓  Our Board unanimously recommends that you vote “FOR ALL” of the director nominees.

PROPOSAL #2

To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

✓  Our Board unanimously recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.

BOARD QUALIFICATION AND DIVERSITY

Executive Officer Experience: 5

Technology/Digital: 2

International: 5

Franchising: 3

Board Experience: 7

Fitness/Athletics: 6

Healthcare: 3

Risk Management: 5

Consumer Brands: 5

Mergers & Acquisitions: 3

Diversity (Gender): 2

FISCAL 2021 FINANCIAL PERFORMANCE HIGHLIGHTS

•	Total revenue increased from the prior year period by 63% to $134.0 million.

•	Same store sales* increased 12% globally and 42% in the United States.

•	System-wide sales* increased 36% globally to $410.3 million, and 96% in the United States to $167.0 million.

•	System-wide visits* increased 31% globally to 26.8 million, and 103% in the United States to 10.8 million.

•	Net Franchises Sold* totaled 1,057, resulting in system-wide Total Franchises Sold of 3,301.

•	Net Initial Studio Openings* totaled 312, resulting in system-wide Total Studios of 1,749.

•	Net loss increase from the prior year period 623% to $187.2 million.

•	Adjusted EBITDA** increased from the prior year period by 104% to $52.0 million

*	For a discussion of these measures, see Appendix A to this proxy statement.
**	Adjusted EBITDA is a non-GAAP financial measure. For a discussion of this measure and for reconciliation to the nearest comparable GAAP measures, see Appendix A to this proxy statement.

Forward-Looking Statements and Website References

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Website references throughout this proxy statement are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, as nearly equal in number as practicable, with members of each class serving staggered three-year terms. Our amended and restated bylaws also provide that the authorized number of directors be fixed exclusively from time to time by resolution of the board of directors. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our board of directors currently consists of 11 members with Adam Gilchrist, our Co-Founder, President and Chief Executive Officer serving as Chairman.

Directors designated as Class I directors have initial terms expiring at this Annual Meeting. Directors up for reelection at our 2022 Annual Meeting of Stockholders may be elected to a new three-year term expiring at our 2025 Annual Meeting of Stockholders. Directors designated as Class II directors have initial terms expiring at our 2023 Annual Meeting of Stockholders. Directors up for reelection at our 2023 Annual Meeting of Stockholders may be elected to a new three-year term expiring at the 2026 Annual Meeting of Stockholders. Directors designated as Class III directors have initial terms expiring at our 2024 Annual Meeting of Stockholders. Directors up for reelection at our 2024 Annual Meeting of Stockholders may be elected to a new three-year term expiring at the 2027 Annual Meeting of Stockholders.

Pursuant to the Stockholders Agreement described under “Certain Relationships and Related Person Transactions—Stockholders’ Agreement,” certain parties to the Stockholders’ Agreement have the right to designate a certain number of nominees for election to our board of directors, as described below:

•	two representatives designated by GIL SPE, LLC (“GIL”), owned by Mr. Gilchrist;

•

for so long as MWIG LLC (“MWIG”) continues to beneficially own at least 50% of the shares of common stock issued upon conversion of our convertible preferred stock in our initial public offering (subject to adjustment for stock splits and the like), two representatives designated by MWIG, or for so long as MWIG beneficially owns at least 30% of the shares of common stock issued to MWIG upon conversion of our convertible preferred stock in our initial public offering (subject to adjustment for stock splits and the like), one representative designated by MWIG; and

•

for so long as Kennedy Lewis Management LP (“KLIM”), or its affiliates continue to beneficially own at least 30% of the shares of common stock issued upon conversion of our convertible notes into shares of common stock in our initial public offering (subject to adjustment for stock splits and the like), one representative designated by KLIM; provided that such individual is independent under the applicable standards of the SEC and the exchange upon which the Company is listed.

GIL has been deemed to have nominated Messrs. Adam Gilchrist and Chris Payne for nomination and election to our board of directors, MWIG has been deemed to have nominated Messrs. Michael Raymond and Mark Wahlberg for nomination and election to our board of directors and KLIM has been deemed to have nominated Mr. Darren Richman for nomination and election to our board of directors.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Class	Director Since	Current Term Expires	Position at the Company	Committee Membership
						AC	CC	NCGC
Mark Wahlberg	50	I	2019	2022	Director
Lee Wallace	41	I	2021	2022	Director		M	M
Angelo Demasi	41	I	2021	2022	Director	M
Vanessa Douglas	36	I	2022	2022	Director			M
Richard Grellman	72	II	2021	2023	Director	C	C	M
Chris Payne	41	II	2019	2023	Chief Financial Officer and Director
Elizabeth Josefsberg	51	II	2021	2023	Director		M
Ben Coates	52	II	2021	2023	Director	M
Adam Gilchrist	44	III	2017	2024	Co-Founder, President, Chief Executive Officer and Chairman of Board
Darren Richman	50	III	2020	2024	Director
Michael Raymond	67	III	2019	2024	Director

AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee						M – Member C – Chairperson

Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

Mark Wahlberg. Mark Wahlberg joined our board of directors in March 2019. He was appointed to our board of directors by MWIG LLC, a special purpose private investment vehicle he leads with FOD Capital, pursuant to MWIG’s director designation rights under the Stockholders’ Agreement (see “ —Composition of our Board of Directors”). Mr. Wahlberg is a well-known actor, producer, investor and entrepreneur. He is a co-founder and manager of numerous businesses, including Wahlburgers, a restaurant chain that has expanded to 32 locations in North America and Europe; Performance Inspired Nutrition, a sports supplement line which now includes over 50 products; Municipal Apparel LLC, a designer and retailer of sport utility apparel; and Unrealistic Ideas LLC, a production company specializing in reality and non-scripted productions; and Flecha Azul, a premium tequila brand. Mr. Wahlberg is also a co-owner of the Columbus, Ohio Mark Wahlberg Chevrolet and Mark Wahlberg Buick GMC, car dealerships. In addition, Mr. Wahlberg served on the board of directors of AQUAhydrate, Inc. from January 2011 to February 2019. A committed philanthropist, Mr. Wahlberg started the Mark Wahlberg Youth Foundation in 2001 to benefit inner-city children and teens.

We believe Mr. Wahlberg is qualified to serve on our board of directors due to his entrepreneurial experience as well as his knowledge of the fitness and wellness industries.

Lee Wallace, Ph.D. Dr. Lee Wallace joined our board of directors in July 2021. Dr. Wallace served as a consultant to the Company, on a part-time basis, from August 2016 to July 2021, where he advised our athletics department in the design and implementation of our workouts. In this role he also attended and presented at international conferences and educated trainers and members on current research and best practices in health, fitness, and safety. Dr. Wallace has also served as an academic at the University of Technology Sydney since August 2015. He holds the position as Course Director for Sport and Exercise Science, where he oversees accreditation, course administration and is a member of the academic board of the Faculty of Health. Dr. Wallace is an author of numerous academic journal publications on health and fitness and lectures in Structural and Functional Anatomy, Strength and Conditioning, and Exercise Physiology. Dr. Wallace graduated from the University of Technology Sydney, with a Doctor of Philosophy in Exercise Physiology (2012), an Honours in Human Movement (2004), and a Bachelor of Arts in Sport and Exercise Management (2002).

We believe Dr. Wallace is qualified to serve on our board of directors due to his academic background in athletics, strength and conditioning as well as his knowledge of the health and safety in fitness training.

Angelo Demasi. Angelo Demasi joined our board of directors in August 2021. Since April 2021, Mr. Demasi has served as the Chief Product & Technology Officer of Canstar, an Australian finance site. As Chief Product & Technology Officer, he is responsible for the overall product development and technology delivery at Canstar. Mr. Demasi is also a board member of Hydrogen Fuels Australia and has held such position since January 2021. Hydrogen Fuels Australia is working to launch Australia’s first modular hydrogen production and integrated FCEV refuelling operation to provide renewable clean hydrogen. Since April 2021, Mr. Demasi has acted as an advisor to the chief executive officer of Keevo-Bitkey Technologies, Inc., a San Francisco-based crypto wallet company. Prior to these roles, Mr. Demasi served as the Chief Transformation & Digital Ventures Officer of Ezcorp, Inc., a Nasdaq-listed company providing short-term cash solutions, from October 2019 to March 2021. From February 2015 to March 2019, Mr. Demasi worked as a Partner and Managing Director at Boston Consulting Group, Digital Ventures. He also acted as an advisor to the board of directors of Lodge Technology, an Australian-owned corporate venture, from 2018 to 2019. Mr. Demasi received a Bachelor of Engineering with Honours from RMIT University, and graduated from a number of professional programs, including the General Manager Program at the Australian Graduate School of Management and the Strategic Management Executive Program at the Macquarie Graduate School of Management.

We believe Mr. Demasi is qualified to serve on our board of directors due to his vast experience in corporate leadership positions and his experience advising a number of different board of directors and executive officers.

Vanessa Douglas. Vanessa Douglas joined our board of directors in April 2022. Ms. Douglas has served as the Chief Executive Officer and Managing Director of Cloud 7 Travel in Sydney Australia since November 2011. Cloud 7 Travel is a boutique travel agency which provides high net worth clients with tailored travel solutions. Ms. Douglas has also served as a corporate advisor and consultant to By Group, an Indigenous person-owned and operated building and construction company since February 2018. At By Group she advises in the areas of investment, funding and growth, risk policies and optimisation of resources and capabilities. She is also a mentor to Indigenous employees. Since November 2018, Ms. Douglas has acted as a private investor and co-founder of Crafty’s, a family friendly sports bar with operations in Queensland, Australia. In 2021, Ms. Douglas also co-founded and invested in Bird Royale, a sister company to Crafty’s, with locations in South—East Queensland, Australia. From November 2014 to October 2017, Ms. Douglas served on the Diamond Committee of the Sydney Children’s Hospital Foundation, acting as co-chair and raising funds from corporate and private sponsors. Ms. Douglas is currently finalizing a Master of Business Administration degree, with a major in Finance from the University of Technology, Sydney. Ms. Douglas holds a high distinction average. Ms. Douglas also holds an Advanced Diploma of Business and an Advanced Diploma of Marketing and Event Management from Macleay College, Sydney as well as a Diploma of Commerce from Wirtschaftschule KV Winterthur, Switzerland. Ms. Douglas is multilingual, fluent (written and oral) in English, German, Swiss-German, French, Italian and Spanish and has conducted business in more than 30 countries.

We believe Ms. Douglas is qualified to serve on our board of directors due to her depth of experience leading various companies and her business acumen obtained from founding several successful companies as well as her international cross-border experience and languages.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Richard Grellman. Richard Grellman joined our board of directors in July 2021. Mr. Grellman has been a professional non-executive director since 2000. Mr. Grellman currently serves as the Chairman of the Board for FBR Ltd, a company that designs, develops, and operates dynamically stabilized robots to address global needs, and the Chairman of the Board for IPH Ltd, a holding company for intellectual property and associated companies offering a wide range of IP services and products. Mr. Grellman is also the Lead Independent Director of The Salvation Army in Australia and a board member of Excelsia College. Prior to his current directorships, Mr. Grellman served Bisalloy Steel Group Ltd as a Director and Chairman of the Audit Committee from 2002 to 2019 and the Chairman of the Board from 2019 to 2020. He also was the Chairman of the Board for SuperConcepts Pty Ltd from 2012 to 2019, AMP Foundation from 2011 to 2018, and Genworth Mortgage Insurance (Australia) Ltd from 2012 to 2016. The Council of the University of New South Wales bestowed on Mr. Grellman the degree of Doctor of the University, honoris causa, in recognition of his eminent service to the University and broader community. Mr. Grellman was also appointed to hold the office as the Tribunal of The Statutory and Other Officers Remuneration Tribunal (SOORT) by the Governor of NSW in September 2014. Prior to becoming a professional director, Mr. Grellman enjoyed a 32-year career with KPMG, serving in various roles, including as a partner from 1982 to 2000, a member of KPMG’s National Board from 1995 to 1997 and National Executive from 1997 to 2000.

We believe Mr. Grellman is qualified to serve on our board of directors due to his significant experience as a non-executive director and his expertise in accounting and business operations.

Chris Payne. Chris Payne has served as our Chief Financial Officer since June 2018. He has also served as our Treasurer and as a Director since March 2019. From April 2008 to April 2018, Mr. Payne served as the Chief Financial Officer of the World Surf League, the governing body for professional surfing and the organization responsible for professional surf competitions and surf-event broadcasting. Prior to joining the World Surf League, Mr. Payne served as Group Management Accountant for the Leisure Asset Acquisition Division of the Macquarie Group, Macquarie Leisure Operations (ASX: MLO now Ardent Leisure ALG). Mr. Payne, a qualified Chartered Accountant, began his career working in public practice specializing in M&A and Advisory Services. He received his Bachelor of Commerce with a major in Banking, Accounting and Finance from Griffith University and subsequently received a Graduate Diploma of Chartered Accounting (GradDipCA) from The Institute of Chartered Accountants.

We believe Mr. Payne’s experience in helping to build the Company and his expertise in accounting and business operations make him qualified to serve on our board of directors.

Elizabeth Josefsberg. Liz Josefsberg joined our board of directors in July, 2021. Liz Josefsberg CPT, NES has over 20 years of experience in the health, wellness and weight loss industry. Since 2013 she has served as a consultant for GreaterThan Fitness Inc., a consulting firm she founded, which specializes in wellness program development based on behavior modification and the online education of wellness through technology. Ms. Josefsberg’s work today centers on advising and consulting for companies at the intersection of weight loss, wellness and emerging health solutions. She also consults in the wearable technology sector, creates weight loss programs for companies and is deeply involved in helping technology enabled weight loss and health devices come to market. She has authored several weight-loss books, most notably, Target 100—The World’s Simplest Weight Loss Program in Six Easy Steps, and is a frequent motivational speaker and panelist at health and wellness events like CES. Prior to founding her consulting firm, Ms. Josefsberg worked for 11 years as the Director of Brand Advocacy on the science and content teams and as a celebrity weight loss coach and Leader for Weight Watchers.

We believe Ms. Josefsberg is qualified to serve on our board of directors due to her extensive knowledge and experience in the health and wellness industry.

Ben Coates. Ben Coates joined our board of directors in August 2021. He is currently a Director of Coolgardie Investments, a private investment company that he founded in 2006. Mr. Coates has actively worked with Coolgardie since 2014 and has acted in multiple roles during this period, including as a partner with Prime Production, a global translation company based in the UK, a Director with National Civil Group, an Australian civil contracting business, and Glen Eden Pastoral an Australian rural business where he currently serves as a Director. During the period from 2007 to 2014, Mr. Coates held various roles at National Australia Bank (NAB) at both the Australia and United Kingdom offices. From 2010 to 2014, Mr. Coates served as Director of Strategy for NAB Europe Ltd. where he was responsible for strategy and implementation of compliance programs designed to ensure NAB Europe operated in accordance with updated UK banking and finance legislation. From 2007 to 2010, he served as an Executive Director at NAB Private Wealth, where he was responsible for origination and distribution of structured investments products across the group. Prior to joining NAB, Mr. Coates spent a number of years as General Manager, Funds Management at Hanover Group, where he was responsible for developing and managing the retail and wholesale fund raising activities as well as compliance and risk management. Mr. Coates received his Master of Applied Finance degree from Macquarie University and his DipFP from Deakin University.

We believe Mr. Coates is qualified to serve on our board of directors due to his breadth of financial experience, including as an investor and founder of Coolgardie Investments and from prior roles with NAB.

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Adam Gilchrist. Adam Gilchrist is a serial entrepreneur with 20 years’ experience in franchising, marketing and product development. Mr. Gilchrist co-founded the Company and has served as Co-Chief Executive Officer since 2014, a member of the Company’s board of directors since 2017, and Executive Chairman since July 2021. In 2019, he was appointed as sole Chief Executive Officer. The first business he founded was an e-payment service in Australia, which he sold to a public company. The second business he founded was Zippy Shell, a successful mobile self-storage company in the United States. Mr. Gilchrist also represented Australia in the Australian Schoolboy and U19 Rugby Teams and attended the Australian Institute of Sport on scholarship.

As our co-founder and Chief Executive Officer, Mr. Gilchrist brings a wealth of experience with our business and industry to our board of directors, and his demonstrated business acumen and skills in entrepreneurship and business strategy make him qualified to serve on our board of directors. Mr. Gilchrist’s board service also provides a direct and open channel of communication between the board and management.

Darren Richman. Darren Richman joined our board of directors in October 2020. Mr. Richman co-founded Kennedy Lewis with David Chene in 2017 and is currently Co-Portfolio Manager of Kennedy Lewis and Co-Chair of its Investment Committee and Executive Committee. Mr. Richman was formerly a Senior Managing Director with Blackstone’s global credit business, GSO Capital Partners (now known as Blackstone Credit) from 2006 to 2016 where he focused on special situations and distressed investments and sat on the Investment Committee for many of Blackstone Credit’s special situation-oriented funds. Before joining Blackstone, Mr. Richman worked at DiMaio Ahmad Capital, where he was a Founding Member and the Co-Head of its Investment Research Team, from 2003 to 2006. Prior to joining DiMaio Ahmad, Mr. Richman was a Vice President and Senior Special Situations Analyst at Goldman Sachs, from 1999 to 2003. Mr. Richman began his career with Deloitte & Touche, ultimately serving as a Manager in the

Firm’s Mergers & Acquisitions Services Group, from 1994 to 1999. Mr. Richman is also on the Boards of Vemo Education, Eastman Kodak and Outward Bound USA. He is a member of the Economic Club of New York and formerly served on its strategic planning committee. Mr. Richman received a BS/BA degrees in Accounting from the University of Hartford in 1993, and an MBA from NYU’s Stern School of Business in 2000. He was formerly a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants.

We believe Mr. Richman is qualified to serve on our board of directors due to his broad business and financial background in special situations and opportunistic investing and his position as a board member on multiple other companies.

Michael Raymond. Michael Raymond joined our board of directors in March 2019. He was appointed to our board of directors by MWIG LLC, a special purpose private investment vehicle led by FOD Capital and Mark Wahlberg, pursuant to MWIG’s director designation rights under the Stockholders’ Agreement (see “—Composition of our Board of Directors”). Mr. Raymond has served as Manager of FOD Capital since December 2017. Mr. Raymond has practiced law for over 38 years in the areas of securities regulation, corporate finance, mergers & acquisitions and general corporate matters. From 2004 to 2019, Mr. Raymond served as a senior member in the Corporate, M&A, Private Equity, Securities and Tax Group of Dickinson Wright PLLC, a national full-service law firm. From 2008 to 2017, Mr. Raymond served as the Practice Department Manager. Mr. Raymond transitioned to Of Counsel in 2020 and continues to serve in that role in addition to his duties with FOD Capital. Mr. Raymond received his B.A. and M.S.A. (Accountancy) degrees from DePaul University, his J.D. degree from John Marshall Law School and an L.L.M. (Securities Regulation) degree from Georgetown University Law Center.

We believe Mr. Raymond is qualified to serve on our board of directors due to his legal background, especially with regard to his extensive knowledge of corporate governance matters from his over 38 years of advising clients on the topic, as well as his business acumen which he has gained from both his legal representation of a vast number of public and private companies and from his business and investment experience in serving as Manager of FOD Capital.

Director Independence

The rules of the New York Stock Exchange (the “NYSE”) provide for a phase-in period for companies listing in conjunction with an initial public offering to achieve majority board independence and to comply with the audit, compensation and nominating committee membership requirements. Under the transition rules, the listed company must have at least one independent director on its nominating, audit, and compensation committees as of the date of listing, a majority of independent directors on the audit Committee within 90 days of its registration statement being declared effective and a majority of independent directors on the compensation and nominating committees within 90 days of its listing date and a fully independent audit Committee within one year of the its registration statement being declared effective and fully independent compensation and nominating committees and a majority independent board within one year of its listing date. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the rules of the NYSE, a director will only qualify as an “independent director” if the listed company’s board of directors affirmatively determines that person does not have a material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Mr. Grellman, Ms. Douglas, Ms. Josefsberg, Mr. Coates, Mr. Demasi, Dr. Wallace and, as it applies to her service during the 2021 fiscal year, Ms. Zukerman, do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules of the SEC, and the listing standards of the NYSE. Messrs. Gilchrist, Payne, Raymond, Richman and Wahlberg are not independent under the independence standards of the NYSE.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” In evaluating the independence of Dr. Wallace, our board of directors considered that Dr. Wallace served as a consultant to the Company from August 2016 until the effectiveness of our registration statement relating to our initial public offering in July 2021, that such role was part-time, and that in such role Dr. Wallace received annual compensation of less than AUD $35,000. There are no family relationships among any of our directors or executive officers.

Board of Directors Leadership Structure

Our board of directors has designated Adam Gilchrist, our Chief Executive Officer, to serve as Executive Chairman of the board. Combining the roles of Chief Executive Officer and Executive Chairman allows one person to drive strategy and agenda setting at the board level while maintaining responsibility for executing on that strategy as Chief Executive Officer. Although our amended and restated bylaws and corporate governance guidelines do not require that we combine the Chief Executive Officer and Executive Chairman positions, our Board believes that having the positions combined is the appropriate leadership structure for us at this time. Our board of directors recognizes that, depending on the circumstances, other leadership models, such as separating the roles of Chief Executive Officer and Executive Chairman, might be appropriate. Accordingly, our board of directors may periodically review its leadership structure.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least quarterly. These executive sessions are chaired by Mr. Grellman, our Lead Independent Director.

Lead Independent Director

Our board of directors has designated Mr. Grellman as our Lead Independent Director. As Lead Independent Director, Mr. Grellman presides over periodic meetings of our independent directors, serve as a liaison between our Chairman and our independent directors and performs such additional duties as our board may otherwise determine and delegate.

Board Qualifications & Diversity

The nominating and corporate governance committee periodically reviews, and recommends to our board, the skills, experience, characteristics and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment and courage in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The nominating and corporate governance committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics and other criteria established by our board are currently represented on our board as a whole, and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. While we do not have a formal diversity policy, our board of directors and the nominating and corporate governance committee also seek to achieve a diversity of occupational and personal backgrounds on the Board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation.

The nominating and corporate governance committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications and characteristics of our directors, including racial and ethnic diversity, as part of our board’s annual self-evaluation process. We believe our board is well positioned to provide effective oversight and strategic advice to our management.

Procedures for Recommending Individuals to Serve as Directors

The nominating and corporate governance committee also considers director candidates recommended by the Company’s stockholders. Any stockholder who wishes to propose director nominees for consideration by our nominating and corporate governance committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by sending each proposed nominee’s name and a description of his or her qualifications for board membership to the chair of the nominating and corporate governance committee in writing, c/o Chief Legal Officer, at F45 Training Holdings Inc., 3601 South Congress Avenue, Building E, Austin, TX 78704. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our amended and restated bylaws (which can be provided free of charge upon request by writing to our Chief Legal Officer at the address listed above). The nominating and corporate governance committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Board Qualifications and Diversity

The following chart shows how these skills, experience, characteristics and other criteria, including diversity of viewpoints, are currently represented on our board. This chart is not intended to be an exhaustive list for each director, but instead intentionally focuses on the primary skillsets each director contributes. We believe the combination of the skills and qualifications shown below demonstrates how our board is well-positioned to provide effective oversight and strategic advice to our management.

	Executive Officer Experience	Technology /Digital	International	Franchising	Board Experience	Fitness/ Athletics	Healthcare	Risk Management	Consumer Brands	Mergers & Acquisitions	Diversity (Gender)
Lee Wallace						X	X
Angelo Demasi	X	X	X		X
Vanessa Douglas	X		X					X	X		X
Richard Grellman					X			X
Chris Payne	X		X	X		X				X
Elizabeth Josefsberg		X				X	X		X		X
Ben Coates					X			X
Adam Gilchrist	X		X	X	X	X			X
Darren Richman					X			X		X
Michael Raymond	X		X	X	X	X	X	X	X	X
Mark Wahlberg					X	X			X

Committees of the Board of Directors

Our board of directors established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members of each committee will serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time. Each committee operates under a written charter, available on our website at https://ir.f45training.com/governance/governance-documents/default.aspx.

Committee Membership; Meetings and Attendance

We completed our initial public offering on July 19, 2021. As a result, our current board and its committees did not hold any meetings between January 1, 2021 and July 19, 2021. Subsequently, between July 19, 2021 and December 31, 2021:

•	our board of directors held two meetings;

•	our Audit Committee held two meetings;

•	our Compensation Committee held two meetings; and

•	our Nominating and Corporate Governance Committee held one meeting.

Each of our incumbent directors attended at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such incumbent director was a director during the fiscal year ended December 31, 2021.

Directors are expected to attend the Annual Meeting absent unusual circumstances. The Annual Meeting will be the Company’s first annual meeting of stockholders.

Audit Committee

Our Audit Committee consists of Messrs. Grellman, Coates and Demasi, each of whom meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Ms. Zukerman also served on our Audit Committee during a portion of fiscal 2021 and during her service she qualified as independent under the listing standards of the NYSE and SEC rules and regulations. Mr. Grellman is the chair of our Audit Committee and is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee, among other things, has responsibility for:

•	appointing a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and overseeing performance of the independent registered public accounting firm;

•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end financial statements;

•	reviewing our financial statements and our critical accounting policies and estimates;

•	reviewing and discussing the adequacy and effectiveness of our internal controls and disclosure controls;

•	developing procedures for employees to submit concerns confidentially and anonymously regarding accounting, internal accounting controls, audit or federal securities matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing our compliance program with respect to legal and regulatory requirements, including our code of conduct and ethics;

•	reviewing related party transactions;

•	reviewing and discussing practices with respect to risk assessment and management; and

•	pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

Compensation Committee

Our Compensation Committee consists of Mr. Grellman, Dr. Wallace and Ms. Josefsberg, each of whom meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. In addition, each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act. Mr. Grellman is the chair of our Compensation Committee. Our Compensation Committee, among other things, has responsibility for:

•	reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer;

•	administering our equity compensation plans and agreements with our executive officers;

•	reviewing, approving and administering incentive compensation and equity-based compensation plans that are subject to the approval of our board of directors;

•	overseeing our overall compensation philosophy; and

•	reviewing compliance by our executive officers and directors with our stock ownership guidelines or requirements.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Grellman, Dr. Wallace and Ms. Vanessa Douglas, each of whom meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Ms. Zukerman also served on the Nominating and Corporate Governance Committee during her service as a member of our Board of Directors and during such service satisfied the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Dr. Wallace is the chair of our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee, among other things, has responsibility for:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, candidates for election to our board of directors;

•	overseeing the evaluation and the performance of our board of directors and its committees;

•	considering and making recommendations to our board of directors regarding the size, structure, composition and functioning of our board of directors and its committees;

•	overseeing our corporate governance practices;

•	overseeing succession planning; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Role of our Board of Directors in Risk Oversight

In general, management is responsible for the day-to-day oversight and management of strategic, operational, legal, compliance, cybersecurity and financial risks, while our board, as a whole and through its committees, is responsible for the oversight of our risk management framework. Consistent with this approach, management reviews both the framework and certain specific risks with our board and Audit Committee at regular board and Audit Committee meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents steps taken by management to eliminate or mitigate such risks. While our board is ultimately responsible for the risk oversight of our Company, our Audit Committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, cybersecurity and control risks, and oversight of the measures initiated by management to monitor and control such risks.

Our Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Compensation Committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee has responsibility to review risks relating to our corporate governance practices. These committees provide regular reports on our risk management practices to our full board, as necessary. Our board believes that the Company’s current leadership structure supports its risk oversight function.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with our board or any individual director may do so in writing, c/o Chief Legal Officer, at F45 Training Holdings Inc., 3601 South Congress Avenue, Building E, Austin, TX 78704. Communications we receive that relate to accounting, internal accounting controls, auditing matters or securities law matters will be referred to the Audit Committee unless the communication is directed otherwise. You may communicate anonymously and/or confidentially. Each communication will be reviewed by our Chief Legal Officer to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, product inquiries or any offensive or otherwise inappropriate materials).

Compensation Committee Interlocks and Inside Participation

Our Compensation Committee is composed of Mr. Grellman, Dr. Wallace and Ms. Josefsberg. None of the members of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

Corporate Governance Guidelines

Our board of directors has also adopted Corporate Governance Guidelines to formalize its governance practices, which serve as a framework within which our board of directors and its committees operate. These principles cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, CEO evaluation, succession planning, annual board assessments, board committees, director orientation and continuing education, stockholder engagement and others. A copy of our Corporate Governance Guidelines is available on our website at ir.f45training.com.

Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, the board of directors has adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code of Business Conduct and Ethics, in addition to our Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They also provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or NYSE rules, the Company will disclose such amendment or waiver and the reasons therefor on its website at ir.f45training.com.

Anti-Hedging Policy

The Company has adopted an Insider Trading Policy which, among other things, prohibits our directors, officers, employees and consultants from engaging in the following types of transactions in Company securities: (a) short term trading, (b) short sales, (c) transactions involving options or derivatives and (d) hedging transactions.

Fiscal Year 2021 Director Compensation

Prior to the completion of our initial public offering, only Mr. Raymond received compensation for his services as a non-employee director in 2021. Mr. Raymond was entitled to $250,000 per year for his services, paid quarterly in arrears.

Following the completion of our initial public offering, we implemented a non-employee director compensation program pursuant to which each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards. For purposes of such compensation arrangements, a “non-employee director” refers to a director who is not an employee of ours. We do not compensate our employee directors for their service on our board of directors. Our non-employee directors receive the following annual retainers for their service, paid quarterly and prorated for any partial year of service:

Position	Retainer
Board Member	$100,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	10,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating and Corporate Governance Committee Member	5,000
Lead Independent Director	25,000

Our non-employee directors may elect to receive the cash portion of their compensation entirely in the form of restricted stock that will vest quarterly. None of our non-employee directors made such an election in 2021.

Equity awards for non-employee directors consist of an annual equity award of restricted stock valued at $200,000, pro-rated for any partial year of service, based on the closing price of our common stock on the date of grant. Grants are made upon a director’s initial appointment and on the date of and immediately following our regular annual meeting of stockholders (provided that the first grants were made following the completion of our initial public offering on July 23, 2021). Annual restricted stock awards vest in full on the one year anniversary of the date of grant; provided that the initial equity awards granted on July 23, 2021 will vest at the Annual Meeting.

Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their activities as directors.

Fiscal Year 2021 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Ben Coates	$36,094	$182,466	$218,560
Angelo Demasi	$36,094	$182,466	$218,560
Richard Grellman	$82,500	$200,000	$282,500
Elizabeth Josefsberg	$53,750	$200,000	$253,750
Michael T. Raymond	$50,000	$200,000	$250,000
Darren Richman(2)	$0	$0	$0
Mark Wahlberg	$50,000	$200,000	$250,000
Lee Wallace	$56,250	$200,000	$256,250
Ruth Zukerman(3)	$56,719	$200,000	$256,719

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation—Stock Compensation”) of stock awards granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 15 to our consolidated financial statements, Stock-Based Compensation, in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts may not correspond to the actual value eventually realized by each director because the value depends on the market value of our common stock at the time the award vests. As of December 31, 2021, Mr. Coates held 12,653 unvested restricted stock awards, Mr. Demasi held 12,653 unvested restricted stock awards, Mr. Grellman held 13,201 unvested restricted stock awards, Ms. Josefsberg held 13,201 unvested restricted stock awards, Mr. Raymond held 13,201 unvested restricted stock awards, Mr. Richman held zero unvested restricted stock awards, Mr. Wahlberg held 13,201 unvested restricted stock awards, Dr. Wallace held 13,201 unvested restricted stock awards and Ms. Zukerman held 13,201 unvested restricted stock awards. None of our non-employee directors during 2021 held any stock options as of December 31, 2021.

(2)	Mr. Richman waived his right to compensation in 2021.
(3)	Ms. Zukerman resigned as a non-employee director effective February 13, 2022.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, Class I, Class II and Class III, each consisting of as near an equal number of directors as possible.

Under our certificate of incorporation, the total number of directors will be determined from time to time by our board. At present, our board has eleven directors, with four directors in Classes I and II, and three directors in Class III. Our directors serve staggered terms according to class, so that only a single class of directors shall have terms expiring in any given year. Those who are elected as directors upon expiration of a term shall serve for a three-year term and until the election and qualification of their respective successors in office, or until the director’s earlier death, resignation or removal.

The current terms of our four Class I directors, Mark Wahlberg, Vanessa Douglas, Lee Wallace, and Angelo Demasi, will expire at the Annual Meeting. Our board has nominated Messrs. Wahlberg, Wallace and Demasi and Ms. Douglas for election as our Class I directors at the Annual Meeting. Please see “Board of Directors and Corporate Governance” above for information about the nominees for election as directors and the current members of the board who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction form or vote electronically over the Internet or by telephone, your shares will be voted for the election of the four nominees recommended by the board of directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.

Required Vote

Directors are elected by a plurality of the votes cast. This means that the four individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

The following individuals constitute our executive officers and key members of management*:

Name	Age	Position
Adam Gilchrist**	44	Co-Founder, President, and Chief Executive Officer
Luke Armstrong**	41	Chief Revenue Officer
Elliot Capner	39	Chief Commercial Officer
Patrick Grosso	49	Chief Legal Officer and Secretary
Brian Killingsworth	45	Chief Marketing Officer
Chris Payne**	41	Chief Financial Officer
Dorian Workman	46	Chief Technology Officer

*	As of the proxy filing date.
**	Executive officer within the meaning of Rule 3b-7 under the Exchange Act

Biographies of each of Messrs. Gilchrist and Payne appear above under “—Composition of our Board of Directors.” Biographies of the remaining executive officers appear below:

Luke Armstrong. Luke Armstrong has served as F45’s Chief Revenue Officer since January 2019 and is responsible for driving revenue growth and aligning franchise sales with marketing, customer support and franchise performance teams. From November 2013 until assuming his position as F45’s Chief Revenue Officer, Mr. Armstrong served as Global Head of Franchise Sales. Mr. Armstrong earned a Bachelor of Commerce from the University of Sydney in 2003. He then started his career with UBS Investment Bank, where he was stationed in London (2004), Zurich (2006), Singapore (2010) and New York (2011). From August 2006 to March 2010, Mr. Armstrong was responsible for managing the bank’s Global Spot Foreign Exchange Trading business before relocating to New York, where he helped establish UBS’s Foreign Exchange Algorithmic Trading Desk. Upon his subsequent return to Australia, Mr. Armstrong was part of the inaugural F45 Training community in Paddington, Sydney. When he joined F45 Co-Founders Rob Deutsch and Adam Gilchrist in their quest to franchise their concept in November 2013, Mr. Armstrong was instrumental in building out the Australian franchise network before turning his focus to F45’s international expansion in 2016, specifically focusing on Asia, the United Kingdom and Europe. In addition to his role as F45’s Chief Revenue Officer, Mr. Armstrong has also been an F45 franchisee since 2015.

Elliot Capner. Elliot Capner joined the Company in July 2016 as our General Counsel and Chief Operating Officer, overseeing the general operations and legal affairs of the Company. In September 2019, Mr. Capner was appointed our Chief Commercial Officer and is responsible for implementing the Company’s commercial strategy and driving additional revenue lines for the Company and its franchisees. Prior to joining the Company, Mr. Capner spent nine years working as an attorney at law firms in Sydney, Australia. From October 2013 to June 2016, Mr. Capner was a senior attorney with Watson Mangioni, where he specialized in complex commercial transactions, sports and franchising law. From September 2011 to August 2013, Mr. Capner was an associate with Dibbs Barker, where he specialized in financing transactions, consumer credit law and banking law. From August 2007 to July 2011, Mr. Capner was an associate with Marsdens Law Group, where he specialized in corporate and commercial law. Mr. Capner received his Master’s in Corporate and Commercial Laws from the University of New South Wales, as well as a Bachelor of Laws, a Bachelor of Arts in History and a Graduate Diploma in Legal Practice from the University of Wollongong. A member of the Law Society of New South Wales, Australia, Mr. Capner holds a current practicing certificate.

Patrick Grosso. Patrick Grosso has been our Chief Legal Officer since October 2019. He oversees all legal affairs for us. Mr. Grosso has over 20 years of legal experience, and he has advised on strategic efforts to grow national and global brands. From March 2018 to April 2019, Mr. Grosso served as Chief Financial Officer, Chief Administrative Officer and Chief Legal Officer for Upwell Health, LLC, a branded national pharmacy concept focused on helping individuals with chronic conditions. From 2016 until March 2018, he was self-employed as an attorney. From 2013 to 2016, Mr. Grosso served as Vice President, Strategic Initiatives and Corporate Affairs and Chief Legal Officer for Skullcandy, Inc. (Nasdaq: SKUL), a global consumer electronics brand sold in over 80 countries. From 2008 to 2012, Mr. Grosso served as Vice President and General Counsel for Tilly’s, Inc. (NYSE: TLYS), a branded national clothing retailer. From 2001 to 2008, Mr. Grosso served in various leadership roles for national mortgage lenders. Mr. Grosso was also an associate with the international law firm of Latham & Watkins LLP and an attorney with the U.S. Securities and Exchange Commission, Division of Corporation Finance. Mr. Grosso holds a Juris Doctor from Pepperdine University and a Bachelor of Science in Economics from California State Polytechnic University, Pomona. Mr. Grosso is licensed to practice law in California, with inactive licenses in Texas and Washington, D.C. and is a Certified Public Accountant (inactive).

Brian Killingsworth. Brian Killingsworth has served as our Chief Marketing Officer since March 2022. Brian is an experienced marketing executive with experience guiding MLB, NFL and NHL brands. Prior to coming to F45, Brian most recently was the Global CMO for Legends, a premium experiences company that specializes in providing holistic solutions for sports and entertainment organizations from 2021 to 2022, where he led all aspects of the company’s marketing and brand vision. Prior to joining Legends, Brian was Chief Marketing Officer for the Vegas Golden Knights (NHL), from 2017 to 2021, where he oversaw the team’s marketing, strategy, branding, communications, content, digital, analytics, retail, concessions, fan development, broadcasting, community relations, youth hockey and new business ventures. Brian was part of the leadership team that launched the Golden Knights franchise, becoming one of the most successful expansion teams in sports history. He joined the Golden Knights after serving as Chief Marketing Officer of the Tampa Bay Buccaneers (NFL), where he oversaw all aspects of the Buccaneers brand, including marketing, advertising, content, digital, broadcasting, analytics, research, youth programs, community relations and events and entertainment. Before joining the Buccaneers, Brian was Vice President of Marketing and Brand Strategy for the St. Louis Rams (NFL). Earlier in his career, he spent 10 years with the Tampa Bay Rays (MLB) as the Senior Director of Marketing and Promotions. Brian graduated from Flagler College with a Bachelor’s degree in Communications and earned his MBA, Marketing & Management degree from the University of South Florida.

Dorian Workman. Dorian Workman has served as our Chief Technology Officer since March 2021. From September 2015 to February 2021 Mr. Workman served as Senior Technology Project Manager and Senior Business Analyst for Sculptor Capital Management (NYSE: SCU), a global alternative asset manager based in New York, NY, where he was responsible for the management of major strategic technology development and outsourcing initiatives. From December 2011 to August 2015, Mr. Workman served as Senior Business Analyst, Bridgewater Transformation for Bank of New York Mellon (NYSE:BK). Prior to that Mr. Workman held various roles in the technology organizations of Bridgewater Associates, Citibank (NYSE:C) and Wells Fargo Bank (NYSE:WFC). Mr. Workman began his career with Cosmos E-C Commerce, an online payments-processing company based in Sydney, Australia. Mr. Workman holds a Bachelors Degree in Land Economics from the University of Technology, Sydney.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation received by, or earned by, our named executive officers during 2021 and 2020.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Adam Gilchrist	2021	$1,766,096	(2)	$				$1,374,418	(3)(5)(6)	$3,140,514
(President and CEO)	2020	$635,976			$674,475			$124,493		$1,434,944
Chris Payne	2021	$992,956	(2)		$200,000	(4)	$14,631,294	$122,044	(3)(6)	$15,946,294
(Chief Financial Officer)	2020	$308,333			$1,500,000					$1,808,333
Luke Armstrong	2021	$604,502		$			$14,631,294	$111,222	(6)	$15,347,018
(Chief Revenue Officer)	2020	$315,921		$						$315,921

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of stock awards granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 15 to our consolidated financial statements, Stock-Based Compensation, in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award vests.

(2)

A portion of this amount ($1,503,826 for Mr. Gilchrist and $330,292 for Mr. Payne) was paid in Australian dollars and converted into United States dollars based on the exchange rate of 0.7534 for the eleven calendar months to November 30, 2021. For Mr. Gilchrist, such portion includes the payout of Australian leave benefits in accordance with the requirements of Australian law.

(3)

Consists of employer contributions to a superannuation fund equal in an amount equal of up to 9.5% of the executive’s base salary, as required by Australian law. This amount was paid in Australian dollars and converted into United States dollars based on the exchange rate of 0.72559 as of December 31, 2021.

(4)	Represents a transaction bonus awarded to Mr. Payne in connection with the completion of a sale of company securities.

(5)	Represents employment contracted security service costs.

(6)	Represents employment contracted relocation expenses including family travel costs and temporary accommodation.

Narrative Disclosure Regarding Summary Compensation Table

Base Salaries

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage the business of the company and execute its business strategies. Base salaries for our named executive officers are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, and other factors deemed relevant.

Annual Bonuses

For fiscal year 2021, the company did not award any bonuses to the NEOs other than a transaction bonus awarded to Mr. Payne in connection with the completion of the sale of company securities. Beginning with 2022, our NEOs are eligible to receive an annual incentive bonus determined as a percentage of base salary based upon the achievement of pre-established corporate performance goals and evaluation of individual performance. The target award opportunity for Messrs. Gilchrist and Payne is 100% of base salary and the target award opportunity for Mr. Armstrong is 75% of base salary.

Equity Incentives

We maintain the F45 Training Holdings Inc. 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to which we currently grant stock option and restricted stock unit awards to eligible participants. Following the completion of our initial public offering, we granted restricted stock units and stock options to certain of our employees, including the grant of 965,762 restricted stock units to Messrs. Payne and Armstrong. 100% of the award was fully vested as the date of grant, but settlement was deferred until January 3, 2022. Mr. Gilchrist did not receive any equity awards in 2021.

Executive Employment Arrangements

On July 5, 2021, we entered into new employment agreements, or the Employment Agreements, with each of Messrs. Gilchrist, Payne and Armstrong. The Employment Agreements supersede all prior employment agreements and arrangements. The Employment Agreements provide for at-will employment and are for no specified term; provided, however, that if a change in control occurs, the agreement will continue for at least 24 months thereafter. Each executive is entitled to receive an annual base salary ($1,200,000 for Mr. Gilchrist, $1,000,000 for Mr. Payne and $600,000 for Mr. Armstrong) and has a target annual bonus opportunity equal to a percentage of base salary (100% for Messrs. Gilchrist and Payne and 75% for Mr. Armstrong). The executives are entitled to participate in the Company’s benefit plans and they may receive other benefits consistent with past practice.

Outstanding Equity Awards at 2021 Fiscal-Year End

None of our NEOs held any outstanding equity awards as of December 31, 2021.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of the Employment Agreements, in the event of a “covered termination” (as defined in the applicable Employment Agreement) that occurs not in connection with a change in control, subject to execution of a release of claims in favor of the Company and compliance with certain restrictive covenants, each executive will receive (i) a severance payment equal to the sum of the executive’s base salary and target bonus opportunity, (ii) payout of the executive’s target bonus at the same time bonuses are paid to other senior executives, (iii) 18 months of COBRA premium reimbursements, (iv) vesting of equity awards and (v) reimbursement of certain relocation expenses up to $20,000. In the event of a “covered termination” that occurs within the 12 month period following a “change in control” (as defined in the applicable Employment Agreement), the executives will receive the same payments and benefits described above, provided that payment of the target bonus pursuant to (ii) will be made as soon as administratively practicable following effectiveness of the release of claims. If termination of employment occurs as a result of the executive’s death or disability, executive (or executive’s beneficiaries or estate, as the case may be) will be entitled to receive executive’s target bonus, pro-rated for the length of employment during the year of termination, payable in a lump sum as soon as practicable following such termination. The executives are bound by certain restrictive covenants, including a restriction on competing with the Company for a two-year period following termination of employment.

Retirement Benefits

We offer our eligible employees, including our eligible named executive officers, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute a percentage of their eligible earnings up to the Internal Revenue Service’s annual limits on a before-tax basis, which is generally $20,500 for 2022. As currently established, the company is not required to make and to date has not made any contributions to the 401(k) plan.

Pension Benefits

None of our named executive officers participate in or have an account balance in any qualified or non-qualified defined benefit plan sponsored by us.

Nonqualified Deferred Compensation

We have not offered any nonqualified deferred compensation plans or arrangements or entered into any such arrangements with any of our named executive officers.

No Tax Gross-ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid by us.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of Deloitte’s fees for professional services rendered to us for the fiscal years ended December 31, 2021 and December 31, 2020.

($ in millions)	Fiscal 2021	Fiscal 2020
Audit Fees (1)	$2,147,075	$2,448,861
Audit-Related Fees	$0	$0
Tax Fees(2)	$0	$21,000
All Other Fees	$0	$0
Total	$2,147,075	$2,469,861

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, and additional work performed in connection with the company’s initial public offering.

(2)	Tax Fees represent fees associated with a transfer price study.

Pre-Approval of Audit and Non-Audit Services Policy

In connection with our initial public offering, the board of directors has adopted a written policy for the pre-approval of certain audit and non-audit services which the Company’s independent registered public accounting firm provides. The policy balances the need to ensure the independence of the accounting firm while recognizing that in certain situations the firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company’s independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed our audited financial statements with management and Deloitte, and has discussed with Deloitte the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight board (the “PCAOB”) and SEC. Additionally, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP, as required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. Based upon such review and discussion, the Audit Committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Audit Committee of the Board of Directors,

Richard Grellman (Chair)

Ben Coates

Angelo Demasi

*

This report of the Audit Committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Exchange Act.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In accordance with its charter, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence at least annually.

Our Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2019. The members of the Audit Committee and our board of directors believe that the continued retention of Deloitte & Touche LLP as F45’s independent registered public accounting firm is in the best interests of F45 and its stockholders. Our board of directors and Audit Committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The selection of Deloitte & Touche LLP is accordingly being submitted for ratification of stockholders as a matter of good corporate practice. If the stockholders fail to ratify this selection, our board of directors and Audit Committee will consider the outcome of the vote in determining whether to retain this firm for the fiscal year ending December 31, 2022. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Stockholders may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because broker discretionary voting is permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to this Proposal.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting online and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review, Approval, and Ratification of Related Person Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are generally transactions between us and related persons and in which a related person has or will have a direct or indirect interest. The written charter of our Audit Committee provides that our Audit Committee reviews and approves in advance any related party transaction.

Our formal written policy provides that we are not permitted to enter into any related party transactions without the consent of our Audit Committee. In approving or rejecting any such transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Other than the transactions described below, there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

LIIT Licensing Transaction

On June 23, 2020, we entered into an Asset Transfer and Licensing Agreement with LIIT LLC, or LIIT, an entity wholly-owned by Mr. Gilchrist, our Co-Founder and Chief Executive Officer. Pursuant to this agreement, we sold to LIIT certain at-home exercise equipment packages (including the intellectual property rights thereto) for $1.0 million. LIIT has assumed all outstanding rights and obligations related to such exercise equipment packages from us. In addition, pursuant to this agreement, LIIT has agreed to license from us certain intellectual property rights necessary for LIIT to sell such exercise equipment packages. In exchange for this license, LIIT will pay us an annual license fee equal to the greater of (a) $1.0 million and (b) 6% of the annual gross revenue of LIIT, less any payments made by LIIT to third parties in connection with the sale of such exercise equipment packages. During fiscal 2021, LIIT paid us $1,000,000. This agreement will expire on July 1, 2030, unless otherwise terminated upon mutual agreement of us and LIIT. Upon termination or expiration of this agreement, LIIT must: (i) immediately cease all use and application of the licensed intellectual property; (ii) promptly return to us, or otherwise dispose of as we may instruct, all documents, databases, lists and materials (whether hard copy or electronic form) including any advertising and promotion material, labels, tags, packaging material, advertising and promotional matter and all other material relating to the licensed intellectual property in the possession or control of LIIT; and (iii) immediately cease to hold itself out as having any rights in relation to the licensed intellectual property from the date of termination.

Flywheel Transaction

On March 31, 2021, we entered into an asset purchase agreement (the “Asset Purchase Agreement”), with FW SPV LLC and FW SPV II LLC, affiliates of KLIM, pursuant to which we purchased certain assets consisting primarily of intellectual property and customer assets in connection with the Flywheel indoor cycling studio business purchased by affiliates of KLIM out of bankruptcy. The purchase price for the assets under the Asset Purchase Agreement was $25,000,000 and payable upon consummation of the closing which occurred upon the consummation of our initial public offering.

In connection with the Asset Purchase Agreement, we also entered into a license agreement (the “License Agreement”), pursuant to which we have licensed certain intellectual property and customer information from the sellers under the Asset Purchase Agreement for $25,000,000 payable in ten equal semi-annual installments. Each installment payment is payable in arrears on September 30th and March 31st of each calendar year during the term of the License Agreement, with the first installment payment due and owed on or before September 30, 2021. Beginning with the second installment payment on March 31, 2022, each installment payment also includes an administration fee of $250,000. The License Agreement will terminate upon the closing under the Asset Purchase Agreement.

Subordinated Credit Agreement

On October 6, 2020, we entered into a Subordinated Credit Agreement ( the “Subordinated Credit Agreement”), with Alter Domus (US) LLC, as Administrative Agent and Australian Security Trustee, and the lenders party thereto, including KLIM Master Fund I and KLIM Master Fund II, consisting of a $125.0 million term loan facility, or the Subordinated Term Facility. Darren Richman, who is a member of our board of directors, is a Co-Founder and Co-Portfolio Manager of KLIM and as such is a controlling person, and had an economic interest in, KLIM Master Fund I and KLIM Master Fund II and the loan payments made or payable by us under the Subordinated Credit Agreement to the KLIM Funds. In connection with the closing of the Company’s initial public offering, on July 19, 2021, the Company terminated the Subordinated Credit Agreement and repaid all outstanding loans thereunder, totaling $150.5 million, inclusive of a prepayment penalty of $3.8 million and a penalty of six months of advanced interest for $9.3 million as a result of the repayment of indebtedness and termination of the Subordinated Credit Agreement.

Subordinated Convertible Credit Agreement

On October 6, 2020, we entered into a Subordinated Convertible Credit Agreement ( the “Convertible Credit Agreement”), with certain holders party thereto, including the KLIM Master Fund I and KLIM Master Fund II, pursuant to which we issued $100.0 million of convertible notes. As discussed above, Darren Richman, who is a member of our board of directors, is a Co-Founder and Co-Portfolio Manager of KLIM and as such is a controlling person, and had an economic interest in, KLIM Master Fund I and KLIM Master Fund II, and the convertible notes issued to KLIM Master Fund I and KLIM Master Fund II, under the Convertible Credit Agreement. In connection with the closing of the Company’s initial public offering, on July 19, 2021, all outstanding convertible notes under the Convertible Credit Agreement, were converted into 14,847,066 shares of common stock of the Company (with the convertible notes held by KLIM Master Fund I and KLIM Master Fund II being converted into an aggregate of 10,279,281 shares of common stock), and accordingly the Convertible Credit Agreement was satisfied in full and terminated.

Stockholders’ Agreement

Prior to our initial public offering, certain parties entered into a stockholders’ agreement, which was subsequently amended on December 30, 2020 in connection with that certain Stock Purchase Agreement, dated as of December 30, 2020, by and among the Company, MWIG, GIL, and the L1 Capital Funds (the “Stock Purchase Agreement”). In connection with our initial public offering, we further amended the stockholders’ agreement. Such Third Amended and Restated Stockholders’ Agreement, by and among us, MWIG, KLIM, the L1 Capital Funds, and GIL (the “Stockholders’ Agreement”), entitles the stockholders party thereto to certain rights as described below. The Stockholders’ Agreement also imposes certain transfer restrictions on our shares of common stock and registrable securities. The Stockholders’ Agreement will terminate with respect to any stockholder, at the time that such stockholder no longer owns any of our shares of our voting capital stock or other securities.

Board Nomination Rights

Pursuant to the Stockholders’ Agreement, GIL, MWIG, and KLIM have certain board nomination rights. Such rights provide that we nominate (i) two individuals designated by GIL for nomination to our board of directors; (ii) (A) two individuals designated by MWIG for nomination to our board of directors so long as it continues to beneficially own at least 50% of the shares of common stock issued upon conversion of our convertible preferred stock in our initial public offering (subject to adjustment for stock splits and the like) or (B) one individual designated by MWIG for nomination to our board of directors so long as it continues to beneficially own at least 30% of the shares of common stock issued upon conversion of our convertible preferred stock in our initial public offering (subject to adjustment for stock splits and the like); and (iii) one individual designated by KLIM for nomination to our board of directors so long as it or its affiliates continue to beneficially own 30% of the number of shares of common stock issued upon conversion of our convertible notes in our initial public offering (subject to adjustment for stock splits and the like).

Registration Rights

Pursuant to the Stockholders’ Agreement, MWIG, KLIM and the L1 Capital Funds have certain registration rights, as set forth below, which rights may be assigned by such stockholder to certain affiliated persons, family members, any stockholder who acquires at least 5,500,000 shares of our outstanding common stock issued or issuable upon conversion of our convertible preferred stock, and a holder of a convertible note, subject to certain terms and conditions, including that such assignee agree to be bound by the Stockholders’ Agreement. In this section, we refer to shares of our outstanding common stock issuable or issued upon conversion of our convertible preferred stock, shares of common stock registered in KLIM’s name or beneficially owned by KLIM or its affiliates (including any common stock issuable or issued upon conversion of our convertible notes), shares of common stock registered in the name of or beneficially owned by the L1 Capital Funds or their respective affiliates, any common stock issued as a dividend or other distribution with respect to such securities, and any shares issued in respect of the RSUs granted to Mr. Wahlberg, as our registrable securities. The registration of shares of our common stock by the exercise of registration rights described below would enable MWIG, KLIM, and the L1 Capital Funds (and its assignees, as applicable) to sell its shares without restriction under the Securities Act when the applicable registration statement is declared effective.

The demand, piggyback, and resale shelf registration rights described below will expire upon the earlier of (i) five years after the effective date of the registration statement related to our initial public offering; (ii) such time as all registrable securities may be sold under Rule 144 of the Securities Act during any 90 day period; and (iii) the effective date of certain liquidation events.

Demand Registration Rights. Pursuant to the Stockholders’ Agreement, at any time beginning 180 days after the closing of our initial public offering, the holders of at least 50% of our registrable securities may request that we file a registration statement under the Securities Act registering at least a majority of our registrable securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $50,000,000). We are only obligated to effect two demand registrations. Additionally, if we determine that it would be detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of up to 120 days.

Piggyback Registration Rights. Pursuant to the Stockholders’ Agreement, in the event that we propose to register any of our securities under the Securities Act, the holders of our registrable securities are entitled to certain piggyback registration rights allowing each such holder to include their shares in such registration statement, subject to certain marketing and other limitations.

Resale Shelf Registration Rights. We are obligated under the Stockholders’ Agreement to effect a resale shelf registration on Form S-3 under the Securities Act as soon as practicable after we become eligible to register securities on Form S-3. We are required to use our reasonable best efforts to cause to such resale shelf registration statement be continuously effective and usable until such time as there are no longer any registrable securities.

Expenses of Registration. Under the Stockholders’ Agreement, we are obligated to pay all expenses relating to any demand registrations, resale shelf registrations and piggyback registrations, including fees and expenses of one counsel for the selling stockholders.

Right of First Refusal

Pursuant to the Stockholders’ Agreement, MWIG and each of the L1 Capital Funds is required, subject to certain exemptions, to offer the shares that it proposes to transfer to a third party to us at the same price and on the same terms and conditions as the third-party offer before offering such shares to the third party. In addition, MWIG and each of the L1 Capital Funds is required to give the other stockholders that are party to the Stockholders’ Agreement, other than KLIM, the right to buy, in proportion to their ownership interest in us, those shares not purchased by us at the same price and on the same terms and conditions as the third-party offer. The rights of first refusal granted pursuant to the Stockholders’ Agreement do not apply to the sale of MWIG’s or the L1 Capital Funds’ shares to the public pursuant to an effective registration statement under the Securities Act or a sale of MWIG’s or the L1 Capital Funds’ shares made in connection with certain liquidation events.

Transfer Restrictions

Pursuant to the Stockholders Agreement, subject to certain exceptions, each of the stockholders party thereto has agreed with us that it may not transfer all or a portion of its shares of common stock unless (i) there is then in effect a registration statement covering such proposed disposition and such disposition is made in accordance with the registration statement or (ii) (a) subject to certain exceptions, the transferee has agreed to be bound by the Stockholders’ Agreement, (b) the stockholder has notified us of the proposed transfer, and (c) if reasonably requested by us has furnished to us an opinion of counsel that the transfer will not require registration of such shares under the Securities Act.

IPO Bonuses

In connection with our initial public offering, we paid certain employees, including certain of our executive officers, cash bonuses in connection with the successful completion of the initial public offering. The bonuses were paid in a single lump sum cash payment upon the completion of the initial public offering using a portion of the net proceeds from the offering. The aggregate amount of such bonus payments was approximately $2.48 million for all employees, but none of our named executive officers received any such payments.

Legal Fees

In connection with our initial public offering, we were required to pay the fees and expenses of Dickinson Wright PLLC, counsel for the selling stockholder in the initial public offering. The fees and expenses to paid to Dickinson Wright PLLC in connection with the offering were approximately $400,000. Mr. Raymond, who serves on our board of directors, is an Of Counsel of Dickinson Wright PLLC.

Franchise Relationships

Mr. Gilchrist is also a franchisee. Through his ownership interest in Group Training LLC (100%) and GGS Training LLC (33% owner), he owns one F45 studio and two F45 studios, respectively, as of December 31, 2021. One of these studios was not opened at the end of December 31, 2021. The studios generated royalties of approximately $56,000 as of December 31, 2021. These franchise agreements are commensurate with other franchise agreements executed during the same time period.

Messrs. Wahlberg and Raymond, both of whom are members of our board of directors, as well as Mr. Raymond’s wife, Dannielle Raymond, are also franchisees. MADE Fitness LLC had one open studio as of December 31, 2021, FOD 3 Fitness LLC had one open studio as of December 31 2021 (which was purchased by FOD 3 Fitness from an unrelated third party in July of 2020), and FOD 2 Fitness LLC is in the process of opening one studio. Mr. Wahlberg owns 10% and Mr. and Mrs. Raymond own 60% in each of MADE Fitness LLC and FOD 2 Fitness LLC. Mr. and Mrs. Raymond own 100% of FOD 3 Fitness LLC. In accordance with the terms of the franchise agreements between us, on the one hand, and each of MADE Fitness LLC, FOD 2 Fitness LLC, and FOD 3 Fitness LLC on the other hand, MADE Fitness LLC, FOD 2 Fitness LLC, and FOD 3 Fitness LLC have collectively paid to us franchise fees and World Pack fees, which totaled approximately $0.2 million during fiscal 2021. The franchise agreements with MADE Fitness LLC, FOD 2 Fitness LLC, and FOD 3 Fitness LLC are commensurate with other franchise agreements executed during the same time period.

On June 15, 2021, we entered into a long-term multi-unit studio development agreement, or the Development Agreement, with Club Franchise Group LLC, or Club Franchise, an affiliate of KLIM. Pursuant to the Development Agreement, we have granted to Club Franchise the right to develop, and Club Franchise has agreed to develop, at least 300 studios in certain territories in the U.S. over 36 months, with the first 150 studios to be opened within 18 months of the date of the Development Agreement, or December 15, 2022.

Club Franchise is obligated to pay to us the same general fees as other franchisees in the U.S., and to enter into a franchise agreement in respect of each studio upon approval by us of the studio site. Club Franchise has also agreed to pay us a development fee of $7,500,000 as follows: (i) $1,875,000 upon execution of the Development Agreement (which amount has been paid); (ii) $1,875,000 by June 2022; (iii) $1,875,000 by December 2022; and (iv) $1,875,000 by December 2023. Consistent with other franchise agreements in the United States entered into since July 2019, Club Franchise also will be required to pay us a monthly franchise fee based on the greater of a fixed monthly franchise fee of $2,500 per month or 7% of gross monthly studio revenue. The payment of monthly franchise fees will commence with respect to 25 studios, regardless of whether such studios are open by July 2022, and each month thereafter Club Franchise is required to pay monthly franchise fees to us in respect of additional studios with monthly franchise fees for 150 studios being payable by December 2022. With respect to the remaining 150 studios, we and Club Franchise have agreed to negotiate a payment schedule that provides for the monthly franchise fees in respect of such studios to commence no later than 12 months after the opening date of the relevant studio. Like other franchisees, Club Franchise is also obligated to pay us other fees, including fees related to marketing and equipment and merchandise, some of which we have agreed to provide at a discounted rate.

Pursuant to the Development Agreement, we have agreed that Club Franchise will have a right of first offer in its development area for any other existing or future concepts, including FS8, developed or acquired by us. We have also agreed that Club Franchise will be our preferred partner with respect to new concepts and that we will in good faith consult with Club Franchise regarding the development of new concepts before they are actively marketed to the general public (which does not include our existing franchisees).

Unless earlier terminated by us, the Development Agreement will terminate on the date that Club Franchise opens its 300th studio. We have the right to terminate the Development Agreement if, among other things (i) we exercise our right to terminate two or more franchise agreements with Club Franchise within a calendar year; (ii) Club Franchise has breached the Development Agreement and fails to cure such breach within 30 days of formal notice of such breach; (iii) Club Franchise becomes insolvent or (iv) Club Franchise fails to comply with its payment obligations under the Development Agreement.

Other Commercial Relationships

F45 Training Incorporated, one of our subsidiaries, is a party to a guaranty of lease, or the Guaranty of Lease, dated as of October 1, 2017, which Guaranty of Lease was reaffirmed by F45 Training Incorporated as of March 4, 2021. Pursuant to the Guaranty of Lease, F45 Training Incorporated has guaranteed, among other things, to the landlord of a studio in Pacific Palisades, California, which studio is leased by F45 Westside LLC, pursuant to a lease that commenced in January 2016 and expires on February 29, 2024, full, complete and timely payment and performance of the lease and any amendments thereto, required to be performed by F45 Westside LLC, in its capacity as tenant under the lease, including, but not limited to, payment of all rent, additional rent, taxes and any other monetary obligations. F45 Westside LLC is owned by Mr. Gilchrist.

Employment Agreement

Effective February 13, 2022, Ruth Zukerman, a member of the Company’s Board of Directors resigned from the Board as she accepted a new role with the Company as General Manager of Avalon House and Malibu Crew. In connection with such role, Ms. Zukerman is party to a customary employment agreement/which provides for an annual salary of $500,000.

Indemnification Agreements

Our amended and restated bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

BENEFICIAL OWNERSHIP OF SECURITIES

Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of the Record Date by the following individuals or groups:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	each of our directors and director nominees;

•	all of our named executive officers (as listed in the Summary Compensation Table above); and

•	all of our directors and executive officers as a group.

A total of 94,760,402 shares of the Company’s common stock were issued and outstanding as of the Record Date.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and warrants that are exercisable or exercisable within 60 days of the Record Date are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for persons listed in the table is c/o F45 Training Holdings Inc., 3601 South Congress Avenue, Building E, Austin, Texas 78704.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage of Total Outstanding Common Stock(1)
5% Stockholders
MWIG LLC(2)(9)	22,396,924		23.6%
Funds managed by Kennedy Lewis Management LP(3)(9)	10,529,281		11.1%
L1 Capital Funds(4)(9)	6,363,028		6.7%
Caledona (Private) Investments Pty Limited(5)	6,648,191		7.0%
Directors and Director Nominees:
Michael Raymond(2)(6)(9)	22,396,924		23.6%
Darren Richman(3)(7)(9)	10,529,281		11.1%
Mark Wahlberg(8)	1,821,449		1.9%
Richard Grellman(10)	13,201		*
Elizabeth Josefsberg(10)	13,201		*
Lee Wallace(10)	13,201		*
Ben Coates(10)	12,653		*
Angelo Demasi(10)	12,653		*
Vanessa Douglas(10)	3,180		*
Named Executive Officers:
Adam Gilchrist(11)(9)	22,918,486		24.2%
Chris Payne	583,377		*
Luke Armstrong	485,358		*
Directors, director nominees and executive officers as a group (13 persons)	58,871,002	(12)	62.1%

*	Designated ownership of less than 1% of the Company’s outstanding common stock.

(1)

Applicable percentage of ownership is based upon 94,760,402 shares of common stock outstanding as of April 18, 2022, and the relevant number of shares of common stock issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of April 18, 2022. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)

FOD Capital LLC owns approximately 72% of the membership interests in MWIG and is the sole manager of MWIG. Mr. Raymond, one of our directors, is the sole manager of FOD Capital LLC and as such may be deemed to beneficially own the shares of our common stock beneficially owned by MWIG. Mr. Wahlberg owns approximately 28% of the membership interests of MWIG. The address of MWIG is 7009 Shrimp Road, Suite 4 Key West, FL 33040.

(3)

Includes (i) 2,109,759 shares of common stock held directly by Kennedy Lewis Capital Partners Master Fund LP (“KLIM Master Fund I”); (ii) 8,272,532 shares of common stock held directly by Kennedy Lewis Capital Partners Master Fund II LP (“KLIM Master Fund II”); and (ii)146,990 shares of common held directly by Kennedy Lewis Capital Partners Master Fund III LP (“KLIM Master Fund III”) and together with KLIM Master Fund II and KLIM Master Fund I, the “KLIM Funds”).

Kennedy Lewis Management LP (the “Adviser”) acts as investment adviser to the KLIM Funds. KLM GP LLC (“KLIM”) is the general partner of the Adviser. Kennedy Lewis Investment Management LLC (“Kennedy Lewis”) is the owner and control person of KLIM. David Chene and Darren Richman (one of the Company’s directors) are the managing members and control persons of Kennedy Lewis. Each of the Adviser, KLIM and Kennedy Lewis may be deemed to exercise voting and investment power over and thus may be deemed to beneficially own the shares of common stock held by each of the KLIM Funds due to their relationship with the KLIM Funds.

Kennedy Lewis GP I LLC (“Fund I GP”) is the general partner of KLIM Master Fund I. Kennedy Lewis Investment Holdings LLC (“Holdings”) is the managing member of Fund I GP. David Chene and Darren Richman are the managing members of Holdings. David Chene and Darren Richman, in their capacities as managing members of Kennedy Lewis, and managing members of Holdings, may be deemed to exercise voting and investment power over and thus may be deemed to beneficially own securities held by KLIM Master Fund II due to their relationship with KLIM Master Fund I.

Kennedy Lewis GP II LLC (“Fund II GP”) is the general partner of KLIM Master Fund II. Kennedy Lewis Investment Holdings II LLC (“Holdings II”) is the managing member of Fund II GP. David Chene and Darren Richman are the managing members of Holdings II. Each of Fund II GP and Holdings II may be deemed to exercise voting and investment power over and thus may be deemed to beneficially own the shares of common stock held by KLIM Master Fund II due to their relationship with KLIM Master Fund II.

Kennedy Lewis GP III LLC (“Fund III GP”) is the general partner of KLIM Master Fund III. Holdings II is the managing member of Fund III GP. David Chene and Darren Richman are the managing members of Holdings II. Each of Fund III GP and Holdings II may be deemed to exercise voting and investment power over and thus may be deemed to beneficially own the shares of common stock held by KLIM Master Fund III due to their relationship with KLIM Master Fund III. David Chene and Darren Richman, in their capacities as managing members of Kennedy Lewis, and managing members of Holdings II, may be deemed to exercise voting and investment power over and thus may be deemed to beneficially own the securities held by KLIM Master Fund II and KLIM Master Fund III due to their relationships with KLIM Fund Master Fund II and KLIM Master Fund III.

The address for KLIM is 111 West 33rd Street, Suite 1910, New York, NY 10120.

(4)

The L1 Capital Funds consist of (i) L1 Capital Long Short Fund, (ii) L1 Long Short Fund Limited, (iii) L1 Capital Long Short (Master) Fund and (iv) L1 Capital Global Opportunities Master Fund. The L1 Capital Funds have entered into an Investment Management agreement with L1 Capital Pty Ltd. Mark Landau and Raphael Lamm each own 42.5% of L1 Capital Pty Ltd. Therefore, they may be deemed to have control over investment decisions for the L1 Capital Funds. The address of L1 Capital Funds is c/o L1 Capital Pty Ltd Level 28, 101 Collins Street Melbourne VIC 3000 Australia.

(5)

The information regarding the number of shares beneficially owned was obtained from a Schedule 13G filed by Caledona (Private) Investments Pty Limited (“Caledona”) with the SEC on February 15, 2022, which indicates that Caledona has sole voting and dispositive power with respect to 6,648,191 shares, and shared voting and dispositive power with respect to 0 shares. The address of Caledona is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.

(6)

As disclosed in footnote (2), Mr. Raymond is the sole manager of FOD Capital LLC, which is the sole manager of MWIG. As such, Mr. Raymond may be deemed to beneficially own the shares of our common stock beneficially owned by MWIG.

(7)

As disclosed in footnote (3), Mr. Richman is a managing member of KLIM, Holdings I and Holdings II, and therefore may be deemed to exercise voting and investment power over securities held by each of the KLIM Funds.

(8)	Includes 13,201 shares of restricted stock that vests on the date of the Annual Meeting.
(9)

As discussed in “Certain Relationships and Related Transactions—Stockholders’ Agreement—Transfer Restrictions,” the shares of common stock and registrable securities owned by the stockholders party thereto are subject to certain transfer restrictions. As such, such person may be deemed not to have investment power over any of the shares of common stock reflected as beneficially owned by such person.

(10)	Represents restricted stock that vests on the date of the Annual Meeting.
(11)

Represents shares of our common stock owned of record by GIL. GIL’s sole member and manager is Mr. Gilchrist. Accordingly, Mr. Gilchrist is deemed to beneficially own the shares of our common stock owned of record by GIL.

(12)

Includes (i) 22,918,486 shares of our common stock owned of record by GIL, which such shares Mr. Gilchrist is the beneficial owner of, (ii) an aggregate of 10,529,281 shares of common stock owned by the KLIM Funds, which such shares Mr. Richman may be deemed to beneficially own, (iii) 22,396,924 shares of our common stock owned by MWIG, which Mr. Raymond may be deemed to beneficially own, and (iv) an aggregate of 81,290 shares of restricted stock that vest at the Annual Meeting.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, with respect to the Company’s 2021 Plan

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (column a)(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (column b)(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (column (c))(3)
Equity compensation plans approved by stockholders	3,879,108	(2)	$15.92	1,120,892

(1)	Represents an aggregate of 252,736 options outstanding, plus an aggregate of 3,509,423 outstanding RSUs and 116,949 outstanding RSAs under our 2021 Plan.
(2)	Represents the weighted-average price of outstanding options under our 2021 Plan
(3)	Represents the number of securities remaining available for issuance under our 2021 Plan.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors of the Company for use at the Annual Meeting to be held on June 13, 2022 at 5:00 p.m. Central Time, or at any adjournments or postponements thereof.

1.	Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting should be held online via live audio webcast at www.virtualshareholdermeeting.com/F452022 in order to permit stockholders from any location with access to the Internet to participate. We believe that this is the right choice for F45 as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications and, given the ongoing pandemic, ensures the health and safety of participants by allowing them to participate from any location at no additional cost. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting.

2.	What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the four director nominees named in this proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1); and

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Additionally, stockholders are entitled to vote on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3.	Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on April 18, 2022, the record date, are entitled to participate in and vote at the Annual Meeting.

4.	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

•

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee (each, a “broker”), then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

5.	How can I attend, participate in and vote at the Annual Meeting online?

Stockholders of record and beneficial owners of shares of our common stock as of the record date may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting, by registering in advance of the Annual Meeting at www.virtualshareholdermeeting.com/F452022 and following the instructions provided for registration by no later than 4:45 p.m. Central Time on June 13, 2022.

The Annual Meeting will begin at 5:00 p.m. Central Time on June 13, 2022. Access will begin at approximately 4:45 p.m. Central Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check in. As mentioned above, in order to attend the Annual Meeting, you must register in advance of the meeting at www.virtualshareholdermeeting.com/F452022. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to enter your uniquely assigned control number at www.virtualshareholdermeeting.com/F452022 as part of the registration process.

If you were a stockholder as of the close of business on April 18, 2022, the record date, you may vote shares held in your name as the stockholder of record or shares for which you are the beneficial owner but not the stockholder of record electronically during the Annual Meeting through the online virtual annual meeting platform by following the instructions provided when you log onto the online virtual Annual Meeting platform. Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card (if applicable).

•	Online by June 12, 2022 at 11:59 pm ET.

•	By telephone, at 1-800-690-6903 by June 12, 2022 at 11:59 pm ET.

Stockholders may submit questions during the Annual Meeting at the meeting website. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting platform. Technicians will be ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instruction email that you will receive upon registration for the Annual Meeting.

Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

6.	How does the board of directors recommend that I vote?

Our board of directors unanimously recommends that stockholders vote “FOR” each nominee for director named in Proposal 1 and “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

7.	How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy. Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.

8.	What is a proxy card?

The proxy card enables you to appoint Chris Payne and Patrick Grosso as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

9.	Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a broker. Brokers generally have the authority to vote shares not voted by customers on certain “routine” matters. Because the ratification of an independent registered public accounting firm (Proposal 2) is the only matter that is considered to be “routine” at the Annual Meeting, your shares may only be voted by your broker for the ratification of our independent registered public accounting firm. We expect that there will be no broker non-votes (as described below) with respect to Proposal 2.

Under applicable NYSE rules, brokers are prohibited from exercising discretionary authority on non-routine matters. The election of directors (Proposal 1) is considered a non-routine matter, and, therefore, brokers cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). As mentioned above, in the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present but will have no effect on the outcome of the vote.

10. What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the 4 nominees who receive the highest number of shares voted “FOR” his or her election are elected.

A “withhold” vote against a director and broker non-votes will have no direct effect on his or her election.

11. What vote is required for Proposal 2?

Approval of Proposal 2 requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote on the subject matter, voting as a single class.

Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because broker discretionary voting is permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to that Proposal.

12. Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your previously delivered proxy and vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Chief Legal Officer at 3601 South Congress Avenue, Building E, Austin, TX 78704 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a broker, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

13. What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees (Proposal 1) and “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).

14. Where do I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within 4 business days following the Annual Meeting.

15. Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2023 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2023 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company in writing, c/o our Chief Legal Officer, at F45 Training Holdings Inc., 3601 South Congress Avenue, Building E, Austin, TX 78704 no later than the close of business on January 2, 2023.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at an Annual Meeting of Stockholders (but not for inclusion in the proxy statement). Notice of a nomination or other proposal of business must be delivered to the Company in writing, c/o our Chief Legal Officer, at F45 Training Holdings Inc., 3601 South Congress Avenue, Building E, Austin, TX 78704 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, to be timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2023 Annual Meeting of Stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on February 13, 2023 and no later than the close of business on March 15, 2023. Nominations and proposals also must satisfy other requirements set forth in the bylaws.

For purposes of these proposals, “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the Notice or this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us in writing, c/o our Chief Legal Officer, at F45 Training Holdings Inc., 3601 South Congress Avenue, Building E, Austin, TX 78704 to inform us of his or her request. If a broker holds the shares, the stockholder should contact such broker directly.

Delinquent Section 16(a) Reports.

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the reports filed for the year ended December 31, 2021 and related written representations, the Company believes that during fiscal year 2021, all of our directors and executive officers and any persons who own more than ten percent of our common stock filed the required reports on a timely basis, except for (i) one Form 3 filed by each of GIL SPE, MWIG, Mark Wahlberg, Ben Coates and Angelo Demasi; (ii) one Form 4 filed by MWIG relating to a sale of shares of our common stock; (iii) one Form 4 filed by each of Angelo Demasi and Ben Coates relating to an acquisition of restricted stock; and (iv) one Form 4 filed by Kennedy Lewis Capital Partners Master Fund III LP relating to the purchase of shares of our common stock.

.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to the Chief Legal Officer, F45 Training Holdings Inc., 3601 South Congress Avenue, Building E, Austin, TX 78704. The Annual Report and this proxy statement are also available online at ir.f45training.com.

Appendix A

Non-GAAP Financial Measures and Other Financial Data

Non-GAAP Financial Measures

This proxy statement contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, it includes Adjusted EBITDA. Management believes that Adjusted EBITDA is useful to management as it allows investors to evaluate the effectiveness of the Company’s business strategies, make budgeting and capital allocation decisions, and compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization and adjusted to exclude the impact of sales tax liability, transaction expenses, certain legal costs and settlements, COVID-19 concessions, growth and new market development expense as well as certain other items identified as affecting comparability, when applicable. Adjusted EBITDA eliminates non-cash depreciation and amortization expense that results from our capital investments and intangible assets, as well as income taxes, which may not be comparable with other companies based on our tax structure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Other companies may define Adjusted EBITDA differently and, as a result the Company’s measures of Adjusted EBITDA, it may not be directly comparable to those of other companies. A reconciliation of Adjusted EBITDA to the nearest comparable GAAP financial measure is included below.

Financial Metrics and Other Data

This proxy statements includes several key financial metrics and other data used by the Company management in assessing the Company’s results of operations:

“Initial Studio Openings” means the number of studios that were determined to be first opened during such period. Prior to October 1, 2021, We classify an Initial Studio Opening to occur in the first month in which the studio first generates monthly revenue of at least $4,500. Starting on October 1, 2021, we classify an Initial Studio Opening to occur in the month in which we record the initial studio opening in our internal systems.

Any studios that do not have an Initial Studio Opening under the prior definition are included as of October 1, 2021. Initial Studio Openings are not adjusted downward for studios that were temporarily closed due to the COVID-19 pandemic or otherwise.

“New Franchises Sold” means, for any specific period, the number of franchises sold during such period using the methodology set forth below for “Total Franchises Sold.”

“Open Studios” means the number of studios that were open for business as of a certain date. A studio may be classified as an Open Studio regardless of whether or not it generated minimum monthly revenue of $4,500. During the COVID-19 pandemic, a significant portion of our network was forced to temporarily close, which reduced the number of Open Studios. As studios re-open in accordance with state and local regulations, they are reflected in the Open Studios figures.

“Same store sales” means, for any reporting period, studio-level revenue generated by a comparable base of franchise studios, which we define as open studios that have been operating for more than 16 months.

“System-wide Sales” are defined as all payments made to our studios and includes payment for classes, apparel and other sales for a given period. We track System-wide Sales as an indication of the strength of our franchisee network.

“System-wide Visits” means the number of registered individual workouts for any specified period. A workout is registered when the consumer checks into a class.

“Total Franchises Sold” represents, as of any specified date, (i) the total number of signed franchise agreements in place as of such date for which an establishment fee has been paid and (ii) the total number of franchises committed in a multi-studio agreement in place as of such date for which an upfront payment has been made, in each case that have not been terminated. Each new franchise is included in the number of total franchises sold from the date on which such franchise first satisfies the condition in clause (i) or (ii) above, as applicable. total franchises sold includes franchise arrangements in all stages of development after signing a franchise agreement, and includes franchises with open studios. Franchises are removed from total franchises sold upon termination of the franchise agreement.

“Total Studios” as of any specified date, means the total cumulative Initial Studio Openings as of that date less cumulative permanent studio closures as of that date. Total Studios are not adjusted downward for studios that were temporarily closed due to the COVID-19 pandemic or otherwise.

F45 Training Holdings Inc.

GAAP to Non-GAAP Reconciliation

(in thousands)

(unaudited)

	Year Ended December 31,
	2021	2020
Net loss	$(182,715)	$(25,289)
Interest expense, net	59,353	9,399
(Benefit) provision for income taxes	(7,057)	3,062
Depreciation and amortization	3,149	1,090
Amortization of deferred costs	2,545	1,558

EBITDA	$(124,725)	$(10,180)

Sales tax reserve (a)	935	515
Transaction fees (b)	10,790	15,688
Loss on derivative liabilities (c)	48,603	8,818
Certain legal costs and settlements (d)	7,949	4,741
Stock-based compensation (e)	88,665	—
Recruitment (f)	61	119
COVID concessions (g)	8,282	5,365
Relocation (h)	3,930	78
Development costs (i)	5,395	—
Charitable donation (j)	2,046	—
Inventory write-off (k)	70	329

Adjusted EBITDA	$52,001	$25,473

(a)	Represents the impact of one-time sales tax liability arising from a change in timing of enforceability of certain contractual terms in arrangements with franchisees.

(b)

Represents transaction costs incurred as a part of a reorganization, certain acquisition-related costs, and the issuance of preferred and common shares, including legal, tax, accounting and other professional services.

(c)	Represents loss on derivative liabilities associated with a convertible note.

(d)	Represents certain one-time legal costs, primarily related to litigation activities and legal settlements.

(e)	Represents stock-based compensation of our employees, non-employees and directors.

(f)	Represents one-time recruitment expense of executive leadership and essential public-company roles.

(g)	Represents concessions made to studios impacted by COVID, including one time COVID-19 related write-offs.

(h)	Represents costs incurred as a part of the relocation of our corporate headquarters.

(i)	Represents one-time non-recurring costs incurred with launch of new brands.

(j)	Represents one-time charitable donation made in the amount of total PPP loan forgiveness pursuant to the use of proceeds discussed in our IPO prospectus.

(k)	Represents inventory written off.

F45 TRAINING HOLDINGS INC. 3601 SOUTH CONGRESS AVENUE, BUILDING E AUSTIN, TEXAS 78704

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 12, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/F452022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 12, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84926-P74391                                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

F45 TRAINING HOLDINGS INC. The Board of Directors recommends you vote FOR all of the following director nominees:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors
Nominees:
01) Mark Wahlberg 02) Lee Wallace, Ph.D. 03) Angelo Demasi 04) Vanessa Douglas

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and 2022 Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

We will be conducting our 2022 Annual Meeting of Stockholders virtually at www.virtualshareholdermeeting.com/F452022.

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D84927-P74391

F45 TRAINING HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

JUNE 13, 2022 5:00 P.M. CENTRAL TIME

The stockholder(s) hereby appoint(s) Chris Payne and Patrick Grosso, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of F45 Training Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 p.m. Central Time on June 13, 2022, via live audio webcast at www.virtualshareholdermeeting.com/F452022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF (INCLUDING, IF APPLICABLE, ON ANY MATTER WHICH THE BOARD OF DIRECTORS DID NOT KNOW WOULD BE PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS BY A REASONABLE TIME BEFORE THE PROXY SOLICITATION WAS MADE OR FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED IN PROPOSAL 1 BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE